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                                                                    Exhibit 99.2

[Letterhead of KPMG appears here]


                         Independent Accountant's Report

First USA Bank, National Association:


We have examined the accompanying management's assertion, that First USA Bank, National Association (the "Servicer"), complied with the requirements of Sections 3.02, 3.04, 3.09, 4.02, 4.03, 4.04, 4.05 and 8.08 of the Banc One
Credit Card Master Trust Pooling and Servicing Agreement dated as of November 1, 1994 (the "Agreement") and the Supplements thereto for Series 1996-A, Series 1997-1 and Series 1997-2 (the "Supplements"), as amended, between the Servicer and Bankers Trust Company (as Trustee for the various Certificateholders and Enhancement Providers of Banc One Credit Card Master Trust) (together, the "Agreements"), during the twelve months ended December 31, 2001. Management is responsible for the Servicer's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Servicer's compliance based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Servicer's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Servicer's compliance with specified requirements.

In performing this examination, we have assumed the accuracy of the reports prepared by the Servicer's third party credit card processor and did not extend our assessment to the relevant aspects of the Servicer's compliance that are the responsibility of the third party credit card processor. Accordingly, our assessment does not extend to these aspects of the Servicer's compliance that are the responsibility of the third party credit card processor, and we do not express any form of assurance on those compliance aspects.

In our opinion, management's assertion that the Servicer complied with the aforementioned requirements during the twelve months ended December 31, 2001 is fairly stated, in all material respects.

                                  /s/ KPMG LLP

February 15, 2002

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                ASSERTION BY FIRST USA BANK, NATIONAL ASSOCIATION

The management of First USA Bank, National Association (the "Servicer") is responsible for complying with the requirements of Sections 3.02, 3.04, 3.09, 4.02, 4.03, 4.04, 4.05 and 8.08 of the Banc One Credit Card Master Trust Pooling and Servicing Agreement dated as of November 1, 1994 (the "Agreement") and the Supplements thereto for Series 1996-A, Series 1997-1 and Series 1997-2 (the "Supplements"), as amended, between the Servicer and Bankers Trust Company (as Trustee for the various Certficateholders and Enhancement Providers of Banc One Credit Card Master Trust) (together, the "Agreements").

Management has performed an evaluation of the Servicer's compliance with the Agreements and based on this evaluation management believes that the Servicer has complied with requirements of the sections of the Agreements referred to above during the twelve months ended December 31, 2001.

In providing this assertion on compliance, we have assumed the accuracy of the reports prepared by the Servicer's third party credit card processor and did not extend our assessment to the relevant aspects of the Servicer's compliance that are the responsibility of the third party credit card processor. Accordingly, our assessment does not extend to these aspects of the Servicer's compliance that are the responsibility of the third party credit card processor, and we do not express any form of assurance on these compliance aspects.

/s/ Michael Looney                            /s/Tracie H. Klein
-------------------------------------        -----------------------------------
Michael Looney                               Tracie H. Klein
Executive Vice President - Operations        First Vice President

/s/ Jeffrey Rigg
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Jeffrey Rigg
Senior Vice President - Accounting